Exhibit 99.1

Company Contact:	Investor Relations Contact:
Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
mshilton@lhai.com

TESSERA TECHNOLOGIES ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

- Second Quarter 2007 Royalties and License Fees Grew 86 Percent versus Prior Year Quarter -

San Jose, Calif., August 2, 2007 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced its results for the second quarter and six-month period ended June 30, 2007.

“Our royalties and license fees for the second quarter were up 86 percent compared to the prior year, driven by strong unit volume growth in the memory market and moderate growth in the wireless industry,” stated Bruce McWilliams, Tessera’s chairman, president and chief executive officer. “Also in the second quarter, we launched our new consumer optics technology—OptiML™ WLC (wafer level camera). And in July, we signed ALPS Electric Co as the first licensee of this exciting technology. We view the ALPS agreement as a key step in our efforts to establish the necessary supply chain for broad industry adoption of our integrated camera module technology. We continue to gain traction in consumer optics and are excited about the long term growth potential of this new business.”

Revenue Highlights: Second Quarter 2007

•	Total revenue was $46.7 million.

•	Royalty and license fees were $36.3 million.

•	Product and service revenue was $10.4 million.

Generally accepted accounting principles (GAAP) net income for the second quarter of 2007 was $9.9 million, or $0.20 per diluted share, and included $5.1 million of stock based compensation, which increased over the prior quarter principally due to a change to variable accounting for certain stock option grants, and $1.9 million of non-cash deal amortization charges.

Non-GAAP net income for the second quarter of 2007 was $21.8 million, or $0.45 per diluted share. Non-GAAP net income and operating expenses are defined as income and operating expenses adjusted for non-cash tax expense, deal amortization charges, and stock-based compensation. Non-GAAP net income per share equals non-GAAP net income divided by the weighted diluted share count as of that period end.

Revenue Highlights: Six-month Period Ended June 30, 2007

•	Total revenue was $93.5 million.

•	Royalty and license fees were $72.0 million.

•	Payments for past production were $1.8 million.

•	Product and service revenue was $19.7 million.

GAAP net income for the six-month period was $21.0 million or $0.43 per diluted share. Non-GAAP net income for the six-month period was $46.4 million, or $0.95 per diluted share.

Charlie Webster, Tessera’s chief financial officer, stated, “Our total revenue and Royalty and Licenses fees met our expectations in the second quarter, despite continued softer conditions in the wireless industry. Product and Service revenue was also strong driven principally by sales of our micro-optics products to the lithography industry.”

“Looking forward, in wireless we see signs of modest improvement through year-end; while in the memory market, we expect DRAM unit growth to remain strong for the near future. We expect lithography sales to slow somewhat into the third quarter, but we are optimistic about the broader market outlook.”

Third Quarter 2007 Financial Guidance

Third Quarter 2007 Royalty and license fees are projected to be up seven to ten percent sequentially to between $39 million and $40 million. Product and service revenue is projected to be approximately $8 million, down approximately $2 million from the second quarter. Total revenue for the third quarter, therefore, is expected to be within the range of $47 million to $48 million. As per company policy, quarterly revenue guidance does not include the impact of new agreements that are not already signed.

Non GAAP operating expenses for the third quarter are projected to be within the range of $27.0 million to $27.5 million, including $6.0 million to $6.5 million for litigation expenses. Other income is projected to be $2.7 million. The company’s book tax rate is projected to be 43 percent of pre-tax profit. Cash taxes are projected to approximate $900,000 in the third quarter. The fully diluted share count is expected to be 49.5 million shares.

Conference Call Information

Tessera Technologies will host its second quarter 2007 conference call on August 2, 2007 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers, dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 6142082.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures that are adjusted for non-cash tax expense, and stock compensation and the requirements of SFAS No. 123(R), “Share-based Payment” (“123R”). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of non-cash tax expense, either one-time or ongoing non-cash deal amortization charges and all forms of stock-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the non-GAAP net income to our reported GAAP net income.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 include more information about factors that could affect the company’s financial results.

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Royalty and license fees	$36,286	$19,529	$71,994	$38,901
Past production payments	4	1,410	1,752	1,633
Product and service revenues	10,385	3,320	19,748	7,389

Total revenues	46,675	24,259	93,494	47,923

Operating expenses:
Cost of revenues	5,612	3,990	10,314	7,422
Research, development and other related costs	8,833	3,396	17,186	7,272
Selling, general and administrative costs	17,789	20,105	33,943	33,975

Total operating expenses	32,234	27,491	61,443	48,669

Operating income	14,441	(3,232)	32,051	(746)
Other income, net	2,848	1,519	5,606	2,724

Income before taxes	17,289	(1,713)	37,657	1,978
Income tax provision (benefit)	7,429	(501)	16,703	1,819

Net income (loss) attributable to common stockholders	$9,860	$(1,212)	$20,954	$159

Basic and diluted net income per share attributable to common stockholders:
Net income per common share - basic	$0.21	$(0.03)	$0.44	$—

Net income per common share - diluted	$0.20	$(0.03)	$0.43	$—

Weighted average number of shares used in per share calculations - basic	47,424	45,905	47,178	45,684

Weighted average number of shares used in per share calculations - diluted	48,977	45,905	48,770	47,918

TESSERA TECHNOLOGIES, INC.

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Non-cash income tax expense	$4,937	$(1,408)	$13,407	$(13)
Stock compensation - cost of revenues	$747	$675	$1,297	$1,611
Stock compensation - research, development and other related costs	$611	$59	$1,119	$108
Stock compensation - selling, general and administrative	$3,789	$2,597	$6,412	$5,390
Amortization of acquired intangibles	$1,889	$—	$3,190	$—

Weighted average number of shares used in per share calculations excluding the effects of 123R - diluted	49,003	48,301	48,855	48,310

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	June 30, 2007	December 31, 2006*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$198,911	$194,076
Short-term investments	37,371	—
Accounts receivable, net	9,303	6,783
Inventories	1,565	1,548
Short-term deferred tax assets	4,814	4,814
Other current assets	2,416	13,434

Total current assets	254,380	220,655

Property and equipment, net	26,334	24,705
Intangible assets, net	55,113	27,529
Goodwill	35,425	35,425
Long-term deferred tax assets	1,162	12,530
Other assets	537	444

Total assets	$372,951	$321,288

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,675	$3,895
Accrued legal fees	2,010	3,166
Accrued liabilities	6,759	7,350
Deferred revenue	466	646
Income tax payable	13,779	376

Total current liabilities	25,689	15,433

Stockholders' equity:
Common Stock	48	47
Additional paid-in capital	265,470	245,019
Accumulated other comprehensive income	1	—
Retained earnings	81,743	60,789

Total stockholders' equity	347,262	305,855

Total liabilities and stockholders' equity	$372,951	$321,288

*	Derived from audited financial statements

RECONCILIATION TO NON-GAAP INCOME FROM GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
GAAP Net Income	$9,860	$(1,212)	$20,954	$159

Adjustments to GAAP net income:
Stock compensation - cost of revenues	747	675	1,297	1,611
Stock compensation - research, development and other related costs	611	59	1,119	108
Stock compensation - selling, general and administrative	3,789	2,597	6,412	5,390
Amortization of acquired intangibles	1,889	—	3,190	—
Non-cash income tax expense	4,937	(1,408)	13,407	(13)

Non-GAAP net income	$21,833	$711	$46,379	$7,255

Non-GAAP net income per common share - diluted	$0.45	$0.01	$0.95	$0.15

Weighted average number of shares used in per share calculations excluding the effects of 123R - diluted	49,003	48,301	48,855	48,310